Exhibit (g)(1)

THIRD AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

This Third Amended and Restated Investment Advisory Agreement (the “Agreement”) is made as of the 26th day of June, 2026, by and between Flat Rock Core Income Fund, a Delaware Statutory Trust (the “Fund”), and Flat Rock Global, LLC, a Wyoming limited liability company (the “Adviser” or “Flat Rock Global”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) that operates as an interval fund;

WHEREAS, Flat Rock Global is a private investment management firm that has registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Fund desires to retain Flat Rock Global to furnish investment advisory services to the Fund and to provide for the administrative services necessary for the operation of the Fund on the terms and conditions hereinafter set forth, and Flat Rock Global wishes to be retained to provide such services;

WHEREAS, the Fund previously entered into an Investment Advisory Agreement with the Adviser dated November 3, 2020, as amended and restated on April 19th, 2023 and February 28, 2025 (the “Initial Agreement”); and

WHEREAS, this Agreement amends, restates and supersedes in its entirety the Initial Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency of which is hereby acknowledged by both parties, the parties hereby agree as follows:

1.     Duties of the Adviser.

(a)       Retention of Adviser. The Fund hereby employs Flat Rock Global to act as the investment adviser to the Fund, to manage the activities of the Fund and to make investment decisions with respect to the Fund’s portfolio, subject to the supervision of the board of trustees of the Fund (the “Board”), for the period and upon the terms set forth herein:

(i)    in accordance with the investment objectives, policies and restrictions that are set forth in the Fund’s then current registration statement on Form N-2 (the “Registration Statement”) used in connection with the public continuous offering (the “Offering”) of an unlimited number of common shares of beneficial interest of the Fund (the “Shares”);

(ii)     during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Fund’s Agreement and Declaration of Trust and Bylaws, in each case as amended from time to time; and

(iii)    in accordance with the 1940 Act.

(b)       Responsibilities of Adviser. Without limiting the generality of the foregoing, Flat Rock Global shall, during the term and subject to the provisions of this Agreement:

(i)      determine the composition and allocation of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)      identify, evaluate and negotiate the structure of the investments made by the Fund;

(iii)       execute, monitor and service the Fund’s investments;

(iv)       determine the securities and other assets that the Fund shall purchase, retain, or sell;

(v)        perform due diligence on prospective portfolio investments; and

(vi)      provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds.

(c)      Power and Authority. To facilitate Flat Rock Global’s performance of these responsibilities, but subject to the restrictions contained herein, the Fund hereby delegates to Flat Rock Global, and Flat Rock Global hereby accepts, the power and authority on behalf of the Fund to effectuate investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Fund determines to obtain debt financing, Flat Rock Global shall arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board.

(d)       Acceptance of Engagement. Flat Rock Global hereby accepts such engagement and agrees during the term of this Agreement to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e)       Sub-Advisers. Flat Rock Global is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which Flat Rock Global may obtain the services of the Sub-Adviser(s) to assist Flat Rock Global in fulfilling its responsibilities hereunder. Specifically, Flat Rock Global may retain a Sub-Adviser to recommend specific securities or other investments based upon the Fund’s investment objective, policies and restrictions, and work, along with Flat Rock Global, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Fund, subject to the oversight of Flat Rock Global and the Fund.

(i)       Flat Rock Global and not the Fund shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that Flat Rock Global shall have the right to direct the Fund to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses payable to Flat Rock Global under this Agreement.

(ii)      Any sub-advisory agreement entered into by Flat Rock Global shall be in accordance with the requirements of the 1940 Act including, without limitation, the requirements relating to Board and Fund shareholder approval thereunder, and other applicable federal and state law.

(iii)    Any Sub-Adviser shall be subject to the same fiduciary duties imposed on Flat Rock Global pursuant to this Agreement, the 1940 Act and the Advisers Act, as well as other applicable federal and state law, taking into account any limitations of the scope of responsibilities of such Sub-Adviser.

(f)      Independent Contractor Status. Flat Rock Global shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act on behalf of or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(g)       Record Retention. Subject to review by, and the overall control of, the Board, Flat Rock Global shall maintain and keep all books, accounts and other records of Flat Rock Global that relate to investment advisory activities performed by Flat Rock Global hereunder as required under the 1940 Act and the Advisers Act. Flat Rock Global shall at all reasonable times have access to the books and records of the Fund. Flat Rock Global agrees that all records that it maintains and keeps for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Fund upon the termination of this Agreement or otherwise on written request by the Fund. Flat Rock Global further agrees that the records that it maintains and keeps for the Fund shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. Flat Rock Global shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law. Flat Rock Global shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to Flat Rock Global or the Fund.

2.       Expenses.

(a)       Adviser Personnel. All investment personnel of Flat Rock Global, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by Flat Rock Global and not by the Fund.

(b)       Costs. Subject to the limitation on reimbursement of Flat Rock Global as set forth in Section 2(c) below, the Fund, either directly or through reimbursement to Flat Rock Global, shall bear all other costs and expenses of its operations and transactions, including (without limitation) fees and expenses relating to:

(i)       the cost of calculating the net asset value of the Shares, including the cost of any third-party valuation services;

(ii)      the cost of effecting sales and repurchases of the Shares and other securities;

(iii)     management and incentive fees payable to Flat Rock Global pursuant to this Agreement;

(iv)     transfer agent and custodial fees;

(v)    fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events);

(vi)     federal and state registration fees;

(vii)     federal, state and local taxes;

(viii)    interest payable on debt, if any, incurred to finance the Fund’s investments;

(ix)      the fees and expenses of any member of the Board who is not an interested person (as defined in the 1940 Act) of the Adviser or a Sub-Adviser;

(x)       brokerage commissions for the Fund’s investments;

(xi)      costs of proxy statements, shareholders’ reports and notices;

(xii)     costs associated with the Fund’s reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws;

(xiii)    fidelity bond, trustees and officers errors and omissions liability insurance and other insurance premiums;

(xiv)    direct costs such as printing, mailing, long distance telephone and staff costs; and

(xv)      fees and expenses associated with independent accountants, independent and internal audit, and outside legal costs; and

(xvi)     all other offering expenses incurred by Flat Rock Global in performing its obligations.

3.       Compensation of the Adviser. The Fund agrees to pay, and Flat Rock Global agrees to accept, as compensation for the services provided by Flat Rock Global hereunder, a management fee (“Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. Any of the fees payable to Flat Rock Global under this Section 3 for any partial month or calendar quarter shall be appropriately prorated. The fees payable to Flat Rock Global as set forth in this Agreement shall be calculated as set forth below. Flat Rock Global may agree to temporarily or permanently waive, in whole or in part, the Management Fee and/or the Incentive Fee. Prior to the payment of any fee to Flat Rock Global, the Fund shall obtain written instructions from Flat Rock Global with respect to any deferral or waiver of any portion of such fees. Any portion of a deferred fee payable to Flat Rock Global and not paid over to Flat Rock Global with respect to any month, calendar quarter or year shall be deferred without interest and may be paid over in any such other month prior to the occurrence of the termination of this Agreement, as Flat Rock Global may determine upon written notice to the Fund.

(a)       Management Fee. The management fee is calculated at an annual rate of 1.375% of the Fund’s average daily net assets, and payable monthly in arrears.

(b)      Incentive Fee. Flat Rock Global shall receive an incentive fee (the “Incentive Fee”) calculated as set forth below. In the case of a liquidation of the Fund or if this Agreement is terminated, the Incentive Fee will also become payable as of the effective date of liquidation or termination.

(i)	The Incentive Fee shall be calculated and payable quarterly in arrears based on the Pre-Incentive Fee Net Investment Income (as defined below) for the immediately preceding fiscal quarter beginning on and after the Effective Date. Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Fund’s net assets at the end of the immediately preceding fiscal quarter, will be compared to a “hurdle rate” of 1.50% per quarter (the “Quarterly Return”) and subject to a “catch up” feature. The Incentive Fee for each fiscal quarter will be calculated as follows:

(A)      No Incentive Fee will be payable in any fiscal quarter in which the Pre-Incentive Fee Net Investment Income does not exceed the Quarterly Return;

(B)       100% of Pre-Incentive Fee Net Investment Income, if any, that exceeds the Quarterly Return, but is less than or equal to 1.764% in any fiscal quarter, will be payable to Flat Rock Global;

(C)       15% of Pre-Incentive Fee Net Investment Income, if any, that exceeds 1.764% in any fiscal quarter, will be payable to Flat Rock Global.

(ii)        For purposes of this Section 3(b):

(A)     “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued during the calendar quarter, minus the Fund’s operating expenses for the quarter (including the Management Fee, expenses reimbursed to Flat Rock Global under this Agreement and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero-coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

4.      Covenants of the Adviser.

(a)       Registration of Adviser. Flat Rock Global covenants that it is duly registered as an investment adviser under the Advisers Act and will maintain such registration until the expiration or termination of this Agreement. Flat Rock Global agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.      Payment of and Limitations on Brokerage Commissions.

(b)      Brokerage Commissions. Flat Rock Global is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if Flat Rock Global determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net results for the Fund.

6.      Other Activities of the Adviser. The services of Flat Rock Global to the Fund are not exclusive, and Flat Rock Global may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of Flat Rock Global to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Fund’s portfolio companies, subject to applicable law). Flat Rock Global assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in Flat Rock Global and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that Flat Rock Global and directors, officers, employees, partners, shareholders, members and managers of Flat Rock Global and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

7.      Responsibility of Dual Directors/Trustees, Officers and/or Employees. If any person who is a manager, partner, member, officer or employee of Flat Rock Global is or becomes a trustee, officer and/or employee of the Fund and acts as such in any business of the Fund, then such manager, partner, member, officer and/or employee of Flat Rock Global shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, member, officer or employee of Flat Rock Global or under the control or direction of Flat Rock Global, even if paid by Flat Rock Global.

8.      Indemnification.

(a)       Indemnification. Flat Rock Global (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with Flat Rock Global) shall not be liable to the Fund for any action taken or omitted to be taken by Flat Rock Global in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Fund shall indemnify, defend and protect Flat Rock Global (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with Flat Rock Global, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnitees”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnitee in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of Flat Rock Global’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the foregoing provisions of this Section to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnitees against or entitle or be deemed to entitle the Indemnitees to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of any Indemnitee’s duties or by reason of the reckless disregard of Flat Rock Global’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

9.       Effectiveness, Duration and Termination of Agreement.

(a)       Term and Effectiveness. This Agreement shall become effective as of the date hereof and shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Fund’s trustees who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act (“Independent Trustees”).

(b)       Termination. This Agreement may be terminated at any time, without the payment of any penalty, (a) by the Fund upon 60 days’ written notice to Flat Rock Global, (i) upon the vote of a majority of the outstanding voting securities of the Fund, or (ii) by the vote of the Fund’s Independent Trustees, or (b) by Flat Rock Global upon 60 days’ written notice to the Fund. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act). The provisions of Section 8 of this Agreement shall remain in full force and effect, and Flat Rock Global shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

10.	Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

To the Board or the Fund	Flat Rock Core Income Fund
680 S. Cache Street, Suite 100
P.O. Box 7403
Jackson, Wyoming 83001
Attention: Robert K. Grunewald

To Flat Rock Global:	Flat Rock Global, LLC
680 S. Cache Street, Suite 100
P.O. Box 7403
Jackson, Wyoming 83001
Attention: Robert K. Grunewald

11.      Amendments. This Agreement may be amended only by written mutual consent of Flat Rock Global and the Fund, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

12.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart. To facilitate execution of this Agreement, the parties may execute and exchange the signature page by facsimile or PDF counterparts. Further, the parties agree that electronic signatures, such as DocuSign or similar electronic signing software, will be deemed to be originals.

13.      Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings, and arrangements with respect to the subject matter hereof.

14.     Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act, if any. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

15.      The Flat Rock Name. Flat Rock Global has a proprietary interest in the name “Flat Rock.” Flat Rock Global hereby grants to the Fund a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “Flat Rock” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Fund ceases to retain Flat Rock Global to perform advisory services for the Fund, the Fund will, promptly after receipt of written request from Flat Rock Global, cease to conduct business under or use the name “Flat Rock” or any derivative thereof and the Fund shall change its name and the names of any of its subsidiaries to a name that does not contain the name “Flat Rock” or any other word or words that might, in the reasonable discretion of Flat Rock Global, be susceptible of indication of some form of relationship between the Fund and Flat Rock Global. At such time, the Fund will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “Flat Rock.” Consistent with the foregoing, it is specifically recognized that Flat Rock Global has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles and financial and service organizations having “Flat Rock” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Fund. Flat Rock Global shall govern the Fund’s use of the name “Flat Rock” and the Fund’s use of the “Flat Rock” name will be in strict accordance with any quality standards and specifications that may be established by Flat Rock Global and communicated to the Fund from time to time.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Investment Advisory Agreement to be duly executed on the date above written.

FLAT ROCK CORE INCOME FUND,
a Delaware Statutory Trust

By:	/s/ Robert Grunewald
Name:	Robert Grunewald
Title:	Chief Executive Officer

FLAT ROCK GLOBAL, LLC,
a Wyoming limited liability company

By:	/s/ Robert Grunewald
Name:	Robert Grunewald
Title:	Chief Executive Officer

[Signature Page to Investment Advisory Agreement]